UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 7, 2010

Date of Report (Date of earliest event reported)

CELESTIAL DELIGHTS USA CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-153472	27-0999493
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

11811 N. Tatum Blvd., Suite 3031
Phoenix, AZ 85028
(602) 953-7757
(Address and telephone number of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 6, 2010, Celestial Delights USA Corp., a Nevada corporation (the “Company”) entered into a Letter of Intent (the “LOI”) with Han Wind Energy Corporation, a British Virgin Islands corporation (“HWE”) to promote and develop wind energy parks in the area of HuiTengLiang, Inner Mongolia, China (the “Project”).

Pursuant to the LOI, the Company agreed to perform a regulatory and financial due diligence investigation on the Project to determine the viability of re-launching the project and obtaining the requisite permissions from the relevant authorities.  HWE agreed to take all necessary action to obtain authorization from the Board of Directors of HWE to grant consent to the Company to act as agent for HWE to conduct the Company’s due diligence of the Project and to fully evaluate the status of the Project.  HWE also granted the Company the authority to enter into discussions on behalf of HWE with the relevant authorities and potential investors to advance the completion of the Project, including obtaining all necessary licenses and permits. Under the terms of the LOI, the parties agreed to act towards entering into a definitive agreement on a best efforts basis at such time as and in the event that, after the Company completes its due diligence, the Company determines that the Project is viable and that the Company can advance the Project to completion.  The Company also agreed to pay all costs and expenses incurred in connection with the LOI and the transactions contemplated therein and as requested in writing to be performed by HWE.   The terms of the LOI are subject to the approval of the shareholders of HWE.

The LOI further provides that the definitive agreement would contain customary representations and warranties, covenants and indemnification provisions.

For more information, see Letter of Intent attached hereto as Exhibit 10.1 and Press Release attached hereto as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Letter of Intent
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELESTIAL DELIGHTS USA CORP.,
a Nevada Corporation

Dated: January 7, 2010	/s/ John J. Lennon
John J. Lennon, President